U.S. SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                             FORM l2b-25

                                               Commission File Number 0-11300

                    NOTIFICATION OF LATE FILING

     (Check One):[ ] Form 10-K  [ ] Form 11-K  [ ]FORM 20-F  [X] FORM 10-Q
[ ] Form N-SAR

For Period Ended: March 31, 1998

[ ] Transition Report on Form 10-K          [ ]Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F          [ ]Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.
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      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                      Part I -- Registrant Information

Full Name of Registrant   Builders Transport, Incorporated
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Former Name if Applicable
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Address of Principal Executive Office (Street and Number)

2029 West DeKalb Street
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City, State and Zip Code   Camden, South Carolina 29020
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                                   -1-



                     Part II -- Rules 12b-25(b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 11-K, Form 20-F, or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                          Part III -- Narrative

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The recent and unexpected resignation of the Registrant's Chief Financial Officer has delayed the preparation of the Form 10-Q.


                       Part IV -- Other Information

      (1) Name and telephone number of person to contact in regard to this notification:

              Stanford M. Dinstein          803                432-1400
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                     Name                Area Code         Telephone Number

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant report(s) been filed? If the answer is no, identify report(s).
[X] Yes  [ ] No



                       Builders Transport, Incorporated
                   (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 18, 1998               By:  /s/Stanford M. Dinstein
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                                  Stanford M. Dinstein
                                  Vice Chairman and Chief Executive Officer






           INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                               ATTENTION

      Intentional misstatements or omissions of fact constitute Federal
Criminal Violations          (See 18 U.S.C. 1001).